Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Kid Brands, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 2-96238, 2-96239, 2-96240, 33-10779, 33-26161, 33-27406, 33-27897, 33-27898, 33-51823, 333-70081, 333-76248, 333-111853 and 333-158340) on Form S-8, and No. 333-164461 on Form S-3, as amended, of Kid Brands, Inc. of our report dated April 16, 2013, with respect to the consolidated balance sheets of Kid Brands, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive (loss) income, shareholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2012 and the related financial statement schedule, which report appears in the December 31, 2012 Annual Report on Form 10-K of Kid Brands, Inc.

/s/ KPMG LLP

Short Hills, New Jersey
April 16, 2013